EXHIBIT 99.1

Turner Valley Appoints Norm Pokutylowicz As CEO To Accelerate

Infrastructure Business Plans

HOUSTON, Texas - 06-11-19 - Press Release - Turner Valley Oil and Gas, Inc. (the “Company”) (OTC: TVOG), a company focused on capitalizing on a technology-forward American infrastructure expansion, is announcing Norm Pokutylowicz as its newly appointed chief executive officer. Mr Pokutylowicz will replace Steve Helm. Mr Helm will remain with the company serving as Chairman on the Board of Directors. The Company wishes to thank him for his years of service and dedication as CEO.

In his new role as appointed CEO, Mr. Pokutylowicz will lead the Company as it transitions into a fully operating, revenue-producing, infrastructure company based out of Houston, Texas. Mr. Pokutylowicz has an extensive working background spanning well over twenty two years, which includes being a director for Alenor Consulting, where he provided strategic and technical expertise in infrastructure and other industries. As an executive at Gulf Coast Minerals, he developed relationships in the onshore drilling and completions markets. Further, he has extensive experience in various infrastructure-related markets during his tenure with prior companies such as Scoperta Inc., Wood Mackenzie, and ExxonMobil Corporation. Mr. Pokutylowicz received his PhD in Engineering from McGill University.

“We are very encouraged to have Norm join the Company as our new CEO,” said Steve Helm, “His excellent track record of building infrastructure from the ground up, energizing teams, and creating value makes him a great fit. We are confident that he will infuse the focus and enthusiasm that the Company needs as it builds its brand in the infrastructure markets.”

Mr Pokutylowicz joined the Company on June 01, 2019 as CEO-elect, and will work with Helm together on transitioning into his new position.

About Turner Valley Oil and Gas, Inc.

Turner Valley Oil and Gas, Inc. (OTC:TVOG) is a solutions provider of innovative infrastructure solutions, services and differentiated infrastructure-related technologies to the U.S. infrastructure industry. The company is focused on the Services, Supply Chain and Technologies segments with plans to operate a wide range of businesses including road and highway pavement companies, supply chain related and technology companies that provide innovative solutions for the construction, maintenance and repair, support, transportation and technologies throughout the U.S.

Key Links:

OTC Markets Profile: http://www.otcmarkets.com/stock/TVOG/profile

Disclaimer: http://tvoginc.com/index.php/contactus/disclaimer/

Contacts:

Investor Relations

Turner Valley Oil And Gas, Inc.

Address: 1600 West Loop South, Suite 1600, Houston, Texas 77027

Phone: 1-713-588-9453

Email: info@TVOGinc.com

Website: http://TVOGInc.com